Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Stock, par value $0.001 per share, of GPS, Industries, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: January 16, 2007

Great White Shark Enterprises, Inc.

By:	/s/ Gregory John Norman
Name: Gregory John Norman
Title: Chief Executive Officer

Gregory John Norman Intangible Trust 12/1/2004

By:	/s/ Mark Parthemer
Name: Mark Parthemer

Gregory John Norman

By:	/s/ Gregory John Norman